CONTACT:
Terry Earley, CFO
VantageSouth Bancshares, Inc.
Phone: (919) 659-9015
Email: Terry.Earley@vsb.com

FOR IMMEDIATE RELEASE

VantageSouth Bancshares, Inc. Reports Fourth Quarter 2013 Net Income of $3.3 Million and Pre-Tax, Pre-Provision Earnings of $6.8 Million Reflecting Continued Business Momentum and Earnings Growth

RALEIGH, N.C., January 29, 2014 – VantageSouth Bancshares, Inc. (NYSE MKT: VSB) (the "Company"), the parent company of VantageSouth Bank, today reported fourth quarter and year end financial results for 2013. The following list summarizes the Company's fourth quarter 2013 financial highlights and other significant events:

•	The Company recently announced a proposed merger with Yadkin Financial Corporation, which will create the largest community bank in North Carolina.

•
The Company also recently announced a private placement of $46.9 million of its common stock, which will be used to redeem its outstanding preferred stock and warrants previously issued to the U.S. Department of Treasury.

•	Net income in 4Q 2013 was $3.3 million, which was an improvement from $1.5 million in 3Q 2013 and $2.1 million in 4Q 2012.

•	Pre-tax, pre-provision operating earnings totaled $6.8 million in 4Q 2013, an increase from $6.2 million in 3Q 2013 and $1.5 million in 4Q 2012.

•	Annualized net loan growth was 11 percent in 4Q 2013 while loan originations and commitments totaled $164.6 million in the quarter.

•	Net interest margin was 4.31 percent in 4Q 2013 compared to 4.39 percent 3Q 2013 and 4.37 percent in 4Q 2012.

•
Government-guaranteed, small business lending income increased to $1.9 million in 4Q 2013 from $1.5 million in 3Q 2013 and $1.7 million in 4Q 2012 while loan originations by this group totaled $21.5 million in the fourth quarter.

•	The Company was named the top small business lender in North Carolina by the U.S. Small Business Association ("SBA").

•	Operating efficiency ratio improved to 71.9 percent in 4Q 2013 from 74.5 percent in 3Q 2013 and 85.5 percent in 4Q 2012.

“We continued our positive earnings trend and again achieved robust loan growth in the quarter” stated Scott Custer, CEO of the Company, commenting on the Company's financial performance in the fourth quarter of 2013. Mr. Custer continued, “our SBA lending group notched its highest quarterly revenue number in the history of our bank and continues to grow its government-guaranteed, small business loan production platform. We are proud of the reputation we've built in our communities by partnering with the SBA to provide financing solutions to small businesses throughout the Southeast and Mid-Atlantic regions. In fact, the SBA recently recognized our bank as the top small business lender in North Carolina. As we continue to grow our business by meeting the banking needs of our customers, we have also focused on cutting costs and improving our operating efficiency to the level of a high performing community bank. We improved our operating efficiency ratio in each successive quarter in 2013 and will continue this priority into 2014."

Discussing the proposed merger with Yadkin Financial Corporation ("Yadkin"), Mr. Custer commented, "we are obviously excited about our pending merger with Yadkin. We believe that the combination of these two banks will not only create the largest community bank in North Carolina but will create a more efficient, more profitable combined organization that we can all be proud of. Our franchises are complementary in many ways and will enable us to better serve the needs of both our customers and shareholders."

Results of Operations and Asset Quality

4Q 2013 compared to 3Q 2013

Net income was $3.3 million in the fourth quarter of 2013, which was an improvement from $1.5 million in the third quarter of 2013. After preferred stock dividends and accretion, net income available to common stockholders was $2.6 million, or $0.06 per common share, in the fourth quarter of 2013 compared to $776 thousand, or $0.02 per common share, in the third quarter of 2013. Net operating earnings, which excludes merger and conversion costs and a non-recurring income tax charge, improved to $3.8 million, or $0.07 per common share, in the fourth quarter of 2013 from $3.0 million, or $0.05 per common share, in the third quarter of 2013 as the Company cut costs and continued to improve its operating efficiency. Similarly, pre-tax, pre-provision earnings increased to $6.8 million in the fourth quarter of 2013 from $6.2 million in the third quarter of 2013.

Net interest income was $19.8 million in the fourth quarter of 2013 compared to $19.9 million in the third quarter of 2013. The decrease in net interest income was primarily due to the Company's net interest margin declining from 4.39 percent in the third quarter of 2013 to 4.31 percent in the fourth quarter of 2013. Partially offsetting the net interest margin reduction was an increase in earning assets from organic business and lending activity. Average earning assets increased from $1.80 billion in the third quarter of 2013 to $1.83 billion in the fourth quarter of 2013. Over this period, average loan balances increased by $18.7 million while average investment securities balances increased by $29.9 million. The lower net interest margin was largely due to higher costs on long-term debt following the Company's issuance of $38.1 million of subordinated debt in August 2013. Core net interest margin, which excludes the impact of acquisition accounting, was 3.46 percent in the fourth quarter of 2013 compared to 3.47 percent in the third quarter of 2013.

Income accretion on purchased loans totaled $5.2 million in the fourth quarter of 2013, which consisted of $3.2 million of accretion on purchased credit-impaired ("PCI") loans and $2.1 million of accretion income on purchased non-impaired loans. Income accretion on purchased loans in the third quarter of 2013 totaled $5.7 million, which included $3.1 million of accretion on PCI loans and $2.5 million of accretion income on purchased non-impaired loans. Accretion income on purchased non-impaired loans in the fourth quarter of 2013 included $573 thousand of accelerated accretion due to principal prepayments compared to $895 thousand of such income in the third quarter of 2013. Time deposit fair value amortization, which reduced interest expense, totaled $739 thousand in the fourth quarter of 2013 compared to $857 thousand in the third quarter of 2013.

Provision for loan losses was $757 thousand in the fourth quarter of 2013, which was a decline from $1.3 million in the third quarter of 2013. The reduction in provision for loan losses was primarily due to a $439 thousand decrease in provision expense on PCI loans from improvements in expected cash flows in the fourth quarter. Annualized net loan charge-offs were 0.22 percent of average loans in the fourth quarter of 2013 compared to 0.20 percent in the third quarter of 2013. The following table summarizes the changes in the Company's allowance for loan losses ("ALLL") in the third and fourth quarters of 2013.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total
Q4 2013:
Balance at October 1, 2013	$4,591	$2,443	$7,034
Net charge-offs	(748)	—	(748)
Provision for loan losses	839	(82)	757
Balance at December 31, 2013	$4,682	$2,361	$7,043

Q3 2013:
Balance at July 1, 2013	$4,339	$2,086	$6,425
Net charge-offs	(671)	—	(671)
Provision for loan losses	923	357	1,280
Balance at September 31, 2013	$4,591	$2,443	$7,034

The ALLL was $7.0 million, or 0.51 percent of total loans, as of December 31, 2013, compared to $7.0 million, or 0.52 percent of total loans, as of September 30, 2013, and $4.0 million, or 0.52 percent of total loans, as of December 31, 2012. Adjusted ALLL, which includes the ALLL and net acquisition accounting fair value adjustments for acquired loans, represented 2.75 percent of total loans as of December 31, 2013 compared to 3.05 percent as of September 30, 2013 and 2.70 percent as of December 31, 2012.

Nonperforming loans as a percentage of total loans was 1.51 percent as of December 31, 2013, which was an increase from 1.40 percent as of September 30, 2013 and a decline from 1.67 percent as of December 31, 2012. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 1.50 percent as of both December 31, 2013 and September 30, 2013 compared to 1.71 percent as of December 31, 2012. The decline in the nonperforming assets ratio over the past year was due to the Company's acquisition of ECB Bancorp, Inc. (the "ECB merger") as well as its continuing efforts to resolve legacy problem assets while maximizing value. These resolution efforts have included a combination of asset sales through various channels and successful loan workout plans.

Non-interest income totaled $4.6 million in the fourth quarter of 2013 compared to $4.5 million in the third quarter of 2013. Government-guaranteed, small business lending income, which includes gains on sales of the guaranteed portion of certain SBA loans originated by the Company as well as servicing fees on previously sold SBA loans, increased by $359 thousand due to increased production and loan sales. Mortgage banking income increased by $158 thousand from higher production volume and widening profit margins on loans sold to investors. These increases in income were partially offset by a reduction in other non-interest income of $469 thousand resulting primarily from a third quarter gain on a non-marketable investment and lower merchant income.

Non-interest expense totaled $18.1 million in the fourth quarter of 2013, which was a decline from $18.7 million in the third quarter of 2013. Core non-interest expense, which excludes merger and conversion-related costs, declined by $681 thousand during this period as the Company continued to improve its operating efficiency following the ECB merger earlier in 2013. The Company's operating efficiency ratio, which excludes merger and conversion costs, improved from 74.5 percent in the third quarter of 2013 to 71.9 percent in the fourth quarter of 2013.

The Company’s income tax expense was $2.2 million in the fourth quarter of 2013 compared to $3.0 million in the third quarter of 2013. Income tax expense in the third quarter of 2013 was significantly impacted by a $1.2 million charge as a result of recently enacted decreases in North Carolina corporate income tax rates which are effective in future tax years. Taxable income is calculated using pre-tax net income adjusted for non-deductible merger costs as well as non-taxable municipal investment income and bank-owned life insurance income.

4Q 2013 compared to 4Q 2012

Net income was $3.3 million in the fourth quarter of 2013 compared to $2.1 million in the fourth quarter of 2012. After preferred stock dividends and accretion, net income available to common stockholders was $2.6 million, or $0.06 per common share, in the fourth quarter of 2013 compared to net income of $1.7 million, or $0.05 per common share, in the fourth quarter of 2012. Net operating earnings, which exclude securities gains, merger and conversion costs, and the reversal of a deferred tax valuation allowance, improved to $3.8 million in fourth quarter of 2013 from $235 thousand in the fourth quarter of 2012 as the Company improved its financial performance following the ECB merger by increasing net interest income, lowering provision for loan losses, increasing non-interest income, and by improving its operating efficiency. Similarly, pre-tax, pre-provision operating earnings increased to $6.8 million in the fourth quarter of 2013 from $1.5 million in the fourth quarter of 2012.

Net interest income was $19.8 million in the fourth quarter of 2013 compared to $10.2 million in the fourth quarter of 2012. The increase in net interest income was the result of a significant increase in earning assets from organic business activity and the ECB merger. Average earning assets increased from $1.07 billion in the fourth quarter of 2012 to $2.06 billion in the fourth quarter of 2013. Over this period, average loan balances increased by $631.0 million, of which $466.5 million was from acquired ECB loans, and average investment securities balances increased by $264.4 million. In addition, average deposits increased by $778.1 million, including $736.1 million from the ECB merger.

The Company's net interest margin declined from 4.37 percent in the fourth quarter of 2012 to 4.31 percent in the fourth quarter of 2013. The margin reduction was primarily due to declining yields on interest-earning assets partially offset by lower costs on interest-bearing liabilities. The yield on earning assets declined from 5.05 percent in the fourth quarter of 2012 to 4.91 percent in the fourth quarter of 2013, which reflected lower loan yields and lower yields on investment securities. The decrease in loan yields was a product of lower prevailing market loan rates on new loan originations partially offset by a favorable impact from acquisition accounting fair value adjustments. Securities yields declined as the Company reinvested principal paydowns and proceeds from sales at lower current market rates.

The cost of interest-bearing liabilities declined from 0.80 percent in the fourth quarter of 2012 to 0.69 percent in the fourth quarter of 2013, which primarily reflected a lower cost of deposits as the Company adjusted interest rates it pays on certain checking and money market accounts in the second quarter of 2013 and incorporated the ECB deposit base. The Company also increased its level of short-term borrowings in the form of FHLB advances which lowered overall funding costs. These reductions were partially offset by an increase in the cost of long-term debt from the issuance of $38.1 million of subordinated debt in August 2013. These subordinated notes were issued to further strengthen and diversify the Company's regulatory capital position.

Provision for loan losses was $757 thousand in the fourth quarter of 2013 compared to $1.2 million in the fourth quarter of 2012. The reduction in provision for loan losses was primarily due improvements in expected cash flows on certain PCI loan pools in the fourth quarter of 2013 compared to PCI loan provision expense of $371 thousand in the prior year fourth quarter. Annualized net loan charge-offs were 0.22 percent of average loans in the fourth quarter of 2013 compared to 0.17 percent in the fourth quarter of 2012. The following table summarizes the changes in the ALLL in the fourth quarters of 2013 and 2012.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total
Q4 2013:
Balance at October 1, 2013	$4,591	$2,443	$7,034
Net charge-offs	(748)	—	(748)
Provision for loan losses	839	(82)	757
Balance at December 31, 2013	$4,682	$2,361	$7,043

Q4 2012:
Balance at October 1, 2012	$2,239	$907	$3,146
Net charge-offs	(315)	—	(315)
Provision for loan losses	796	371	1,167
Balance at December 31, 2012	$2,720	$1,278	$3,998

Non-interest income totaled $4.6 million in the fourth quarter of 2013, which was an increase from $4.1 million in the fourth quarter of 2012. The increase was primarily the result of higher income from service charges and fees, government-guaranteed lending, and bank-owned life insurance. These increases were partially offset by a reduction in mortgage banking income and gains on sales of securities.

Service charges and fees increased by $899 thousand primarily due to the addition of deposit accounts acquired in the ECB merger. Government-guaranteed, small business lending income increased by $166 thousand. Bank-owned life insurance income increased by $189 thousand primarily due to the addition of life insurance policies acquired in the ECB merger. Mortgage banking income decreased by $303 thousand due to several factors, including an increase in long-term interest rates which significantly reduced refinancing activities as well as declining profit margins on loans sold to investors. The Company has taken certain steps to improve its mortgage banking performance in the future which included hiring a veteran mortgage production manager in the third quarter of 2013, hiring FHA and VA mortgage underwriters, which generally produce higher margin loans, and reducing headcount and cutting costs in the mortgage business.

Non-interest expense totaled $18.1 million in the fourth quarter of 2013, which was a significant increase from $14.4 million in the fourth quarter of 2012. The increase in expenses was primarily due to increases in salaries and employee benefits, occupancy and equipment, data processing, and other non-interest expense categories due to the ECB merger which added employees, branch and other facilities, and equipment to the Company's expense base. The Company's operating efficiency ratio, which excludes non-recurring merger and conversion costs, improved from 85.5 percent in the fourth quarter of 2012 to 71.9 percent in the fourth quarter of 2013. Much of the improvement in the operating efficiency ratio was due to increased scale and operating leverage provided by the ECB merger combined with cost cutting measures which will continue to benefit the Company going forward. For example, full time equivalent employees for the combined Company decreased from 520 at the ECB merger date to 455 as of December 31, 2013.

The Company’s income tax expense was $2.2 million in the fourth quarter of 2013 compared to an income tax benefit of $3.3 million in the fourth quarter of 2012. Income tax expense in the fourth quarter of 2012 was significantly impacted by a $3.3 million reversal of a deferred tax valuation allowance.

Proposed Merger with Yadkin Financial Corporation
On January 27, 2014, the Company entered into an Agreement and Plan of Merger with Yadkin Financial Corporation (the “Yadkin Merger Agreement”). Pursuant to the Yadkin Merger Agreement, the Company will merge with and into Yadkin Financial (the “Merger”), which will be the surviving bank holding corporation. Immediately following the Merger, the Company's wholly-owned banking subsidiary, VantageSouth Bank, will be merged with and into Yadkin Bank. At the time of the Merger, all of the Company's outstanding shares of common stock will be converted into the right to receive 0.3125 shares of Yadkin Financial Corporation (“Yadkin”) common stock. The Merger is subject to customary closing conditions, including regulatory and stockholder approvals. The Company expects the Merger to close late in the second quarter of 2014.
Yadkin is the holding company for Yadkin Bank, a full-service community bank with thirty-three branches throughout its two regions in central and western North Carolina and upstate South Carolina. Yadkin Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. Securities brokerage services are provided by Yadkin Wealth, Inc., a Yadkin Bank subsidiary. Yadkin’s website is www.YadkinBank.com. Yadkin shares are traded on NASDAQ under the symbol YDKN.

Private Placement of Common Stock
On January 27, 2014, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with accredited investors and certain directors of the Company and their affiliates to purchase an aggregate of 9.2 million shares of the Company’s common stock for an aggregate purchase price of approximately $46.9 million (the “Private Placement”). The Private Placement is expected to close on or about January 31, 2014, subject to customary closing conditions. The net proceeds of the private placement will be used to redeem the Company's outstanding $42.8 million of preferred stock previously issued to the U.S. Department of Treasury ("Treasury") pursuant to the TARP Capital Purchase Program, to repurchase the warrants to purchase 1,348,398 shares of common stock from Treasury, and for general corporate purposes.

ECB Merger

On April 1, 2013, the Company completed the ECB merger. Immediately following the ECB merger, The East Carolina Bank, a wholly-owned subsidiary of ECB, was merged into VantageSouth Bank. Upon the closing of the ECB merger, each outstanding share of ECB common stock was converted into the right to receive 3.55 shares of VSB common stock. The aggregate merger consideration consisted of 10.3 million shares of VSB common stock. Based upon the closing price of VSB common stock at the time of merger, the aggregate purchase price totaled $40.6 million.

In connection with the ECB merger, the Company applied the acquisition method of accounting to ECB's balance sheet. Therefore, all acquired assets and liabilities were adjusted to fair value, and the historical allowance for loan losses was eliminated. The Company recorded a one-time acquisition gain of $7.8 million in the second quarter of 2013, which reflects the amount by which the fair value of acquired net assets exceeded the combined purchase price and fair value of other equity interests. The Company has a one-year measurement period from the acquisition date to finalize the recorded fair values of net assets acquired. The acquisition gain may change if initial fair value estimates are revised within the measurement period and any changes are reported retrospectively as of the date of acquisition.

****

VantageSouth Bank is a state-chartered bank operating forty-five banking offices in central and eastern North Carolina. The common stock of VantageSouth Bancshares, Inc. is listed on the NYSE MKT, LLC under the symbol VSB. Investors can access additional corporate information, product descriptions, and online services through VantageSouth Bank’s website at www.VantageSouth.com.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company's management uses these non-GAAP financial measures, including: (i) net operating earnings (loss); (ii) pre-tax, pre-provision operating earnings; (iii) operating non-interest income; (iv) operating non-interest expense; (v) operating efficiency ratio; (vi) adjusted allowance for loan losses to loans; and (vii) tangible common equity, in their analysis of the Company's performance. Net operating earnings (loss) excludes the following from net income (loss): securities gains, a one-time acquisition gain, merger and conversion costs, income tax expense from the change in future state tax rates, and the income tax effect of adjustments. Pre-tax, pre-provision operating earnings excludes the following from net income (loss): provision for loan losses, income tax expense (benefit), securities gains, a one-time acquisition gain, and merger and conversion costs. Operating non-interest income excludes a one-time acquisition gain from non-interest income. Operating non-interest expense excludes merger and conversion costs from non-interest expense. The operating efficiency ratio excludes a one-time acquisition gain and merger and conversion costs from the efficiency ratio. Adjusted allowance for loan losses adds net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes preferred stock as well as goodwill and other intangible assets, net, from total stockholders' equity.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Forward-looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, risks associated with the ownership by Piedmont of a majority of the Company’s voting power, including the possibility of the interests of Piedmont differing from other Company stockholders or any change in management, strategic direction, business plan, or operations, the ability of our management to successfully integrate the Company’s business and execute its business plan across several geographic areas, local economic conditions affecting retail and commercial real estate, disruptions in the credit markets, changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by the Bank, the failure of assumptions underlying loan loss and other reserves, competition, our ability to successfully integrate any businesses that we acquire, and the risk of new and changing regulation. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Information in this press release also contains forward-looking statements with respect to the expected Merger and the Private Placement. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by such forward-looking statements, including without limitation: delays in obtaining or failure to receive required regulatory approvals; the possibility that fewer than the required number of Company or Yadkin stockholders vote to approve the Merger; the occurrence of events that would have a material adverse effect on us or Yadkin (as defined in the Merger Agreement); potential delays in the closing of the Merger, potential deposit attrition, higher than expected costs, customer loss and business disruption associated with business integration, including, without limitation, potential difficulties in maintaining relationships with key personnel, technological integration, and other integration related-matters; other uncertainties arising in connection with the Merger; the ability to meet the closing conditions under the Purchase Agreement and risk factors that are discussed in Yadkin’s filings with the Securities and Exchange Commission (“SEC”), including without limitation its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

In connection with the proposed Merger, Yadkin will file with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 that will include a joint proxy statement of Yadkin and the Company and a prospectus of Yadkin, as well as other relevant documents concerning the proposed transaction. Both the Company and Yadkin will mail the joint proxy statement/prospectus to their respective stockholders. SHAREHOLDERS OF YADKIN AND the Company ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other filings containing information about Yadkin and the Company at the SEC's website at www.sec.gov. The joint proxy statement/prospectus (when available) and the other filings may also be obtained free of charge at Yadkin's website at www.YadkinBank.com, or at the Company’s website at www.VantageSouth.com.

Yadkin and certain of their respective Directors and executive officers, under the SEC's rules, may be deemed to be participants in the solicitation of proxies of Yadkin and the Company’s stockholders in connection with the proposed Merger. Information about the Directors and executive officers of Yadkin and their ownership of Yadkin common stock is set forth in the proxy statement for Yadkin's 2013 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on April 4, 2013. Information about the Directors and executive officers of the Company and their ownership of the Company common stock is set forth in the proxy statement for the Company's 2013 Annual Meeting of Stockholders, as filed with the SEC on a Schedule 14A on April 23, 2013. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed Merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

QUARTERLY RESULTS OF OPERATIONS

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2013	2013	2013	2013	2012

Interest income
Loans	$20,206	$20,348	$20,376	$10,697	$10,898
Investment securities	2,360	1,846	2,005	815	855
Federal funds sold and interest-earning deposits	19	33	21	16	20
Total interest income	22,585	22,227	22,402	11,528	11,773
Interest expense
Deposits	1,661	1,621	1,619	1,302	1,309
Short-term borrowings	65	46	42	12	10
Long-term debt	1,048	654	313	270	279
Total interest expense	2,774	2,321	1,974	1,584	1,598
Net interest income	19,811	19,906	20,428	9,944	10,175
Provision for loan losses	757	1,280	1,492	1,940	1,167
Net interest income after provision for loan losses	19,054	18,626	18,936	8,004	9,008
Non-interest income
Service charges and fees on deposit accounts	1,407	1,512	1,525	515	508
Mortgage banking	468	310	1,096	391	771
Government-guaranteed lending	1,884	1,525	1,058	1,119	1,718
Bank-owned life insurance	397	324	310	195	208
Gain on sales of available for sale securities	—	—	123	1,092	603
Gain on acquisition	—	—	7,773	—	—
Other	397	866	743	150	325
Total non-interest income	4,553	4,537	12,628	3,462	4,133
Non-interest expense
Salaries and employee benefits	9,452	10,034	11,009	5,991	6,588
Occupancy and equipment	2,600	2,497	2,408	1,547	1,321
Data processing	1,096	1,105	1,075	644	698
FDIC insurance premiums	436	423	400	227	216
Professional services	780	598	914	497	684
Foreclosed asset expense	10	201	79	183	662
Loan, collection, and repossession expense	802	909	792	461	352
Advertising and business development	300	268	349	268	300
Printing, postage, and supplies	285	329	288	210	172
Merger and conversion costs	599	477	11,961	1,601	2,114
Other	1,763	1,841	1,865	1,038	1,247
Total non-interest expense	18,123	18,682	31,140	12,667	14,354
Income (loss) before income taxes	5,484	4,481	424	(1,201)	(1,213)
Income tax expense (benefit)	2,220	2,997	(2,808)	(395)	(3,326)
Net income (loss)	3,264	1,484	3,232	(806)	2,113
Dividends and accretion on preferred stock	711	708	705	369	368
Net income available (loss attributable) to common stockholders	$2,553	$776	$2,527	$(1,175)	$1,745

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.06	$0.02	$0.06	$(0.03)	$0.05
Diluted	$0.06	$0.02	$0.06	$(0.03)	$0.05

WEIGHTED AVERAGE COMMON SHARES
Weighted average common shares outstanding - basic	46,022,892	46,021,308	45,916,707	35,758,033	35,728,359
Weighted average common shares outstanding - diluted	46,213,391	46,213,216	45,935,330	35,758,033	35,806,191

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2013	2013	2013	2013	2012

PERFORMANCE RATIOS
Return on average assets	0.63%	0.29%	0.75%	(0.30)%	0.79%
Return on average equity	5.54%	2.55%	6.27%	(1.88)%	4.84%
Yield on earning assets, tax equivalent	4.91%	4.90%	5.12%	4.91%	5.05%
Cost of interest-bearing liabilities	0.69%	0.59%	0.51%	0.76%	0.80%
Net interest margin, tax equivalent	4.31%	4.39%	4.67%	4.24%	4.37%
Efficiency ratio	74.38%	76.43%	94.10%	94.49%	100.32%
Net loan charge-offs	0.22%	0.20%	0.18%	0.21%	0.17%

Reconciliation of GAAP to Non-GAAP

NET OPERATING EARNINGS
Net income (loss) (GAAP)	$3,264	$1,484	$3,232	$(806)	$2,113
Securities gains	—	—	(123)	(1,092)	(603)
Gain on acquisition	—	—	(7,773)	—	—
Merger and conversion costs	599	477	11,961	1,601	2,114
Income tax effect of adjustments	(24)	(172)	(4,484)	(125)	(89)
Deferred tax asset valuation allowance reversal	—	—	—	—	(3,300)
Deferred tax asset revaluation from reduction in state income tax rates	—	1,218	—	—	—
Net operating earnings (loss) (Non-GAAP)	3,839	3,007	2,813	(422)	235
Dividends and accretion on preferred stock	711	708	705	369	368
Net operating earnings available (loss attributable) to common stockholders (Non-GAAP)	$3,128	$2,299	$2,108	$(791)	$(133)

OPERATING EARNINGS (LOSS) PER COMMON SHARE
Basic (Non-GAAP)	$0.07	$0.05	$0.05	$(0.02)	$—
Diluted (Non-GAAP)	$0.07	$0.05	$0.05	$(0.02)	$—

PRE-TAX, PRE-PROVISION OPERATING EARNINGS
Net income (loss) (GAAP)	$3,264	$1,484	$3,232	$(806)	$2,113
Provision for loan losses	757	1,280	1,492	1,940	1,167
Income tax expense (benefit)	2,220	2,997	(2,808)	(395)	(3,326)
Pre-tax, pre-provision income (loss)	6,241	5,761	1,916	739	(46)
Securities gains	—	—	(123)	(1,092)	(603)
Gain on acquisition	—	—	(7,773)	—	—
Merger and conversion costs	599	477	11,961	1,601	2,114
Pre-tax, pre-provision operating earnings (Non-GAAP)	$6,840	$6,238	$5,981	$1,248	$1,465

OPERATING NON-INTEREST INCOME
Non-interest income (GAAP)	$4,553	$4,537	$12,628	$3,462	$4,133
Gain on acquisition	—	—	(7,773)	—	—
Operating non-interest income (Non-GAAP)	$4,553	$4,537	$4,855	$3,462	$4,133

OPERATING NON-INTEREST EXPENSE
Non-interest expense (GAAP)	$18,123	$18,682	$31,140	$12,667	$14,354
Merger and conversion costs	(599)	(477)	(11,961)	(1,601)	(2,114)
Operating non-interest expense (Non-GAAP)	$17,524	$18,205	$19,179	$11,066	$12,240

OPERATING EFFICIENCY RATIO
Efficiency ratio (GAAP)	74.38%	76.43%	94.10%	94.49%	100.32%
Effect to adjust for gain on acquisition	—%	—%	29.07%	—%	—%
Effect to adjust for merger and conversion costs	(2.45)%	(1.95)%	(47.31)%	(11.94)%	(14.77)%
Operating efficiency ratio (Non-GAAP)	71.93%	74.48%	75.86%	82.55%	85.55%

YEAR-TO-DATE RESULTS OF OPERATIONS

	Successor Company		Predecessor Company
(Dollars in thousands, except per share data)	Year Ended December 31, 2013	Period from February 1 to December 31, 2012	Period from January 1 to January 31, 2012

Interest income
Loans	$71,627	$39,717	$3,807
Investment securities	7,026	3,717	395
Federal funds sold and interest-earning deposits	89	85	4
Total interest income	78,742	43,519	4,206
Interest expense
Non-maturity deposits	2,008	1,873	205
Time deposits	4,195	3,213	325
Short-term borrowings	165	19	—
Long-term debt	2,285	1,065	103
Total interest expense	8,653	6,170	633
Net interest income	70,089	37,349	3,573
Provision for loan losses	5,469	5,159	195
Net interest income after provision for loan losses	64,620	32,190	3,378
Non-interest income
Service charges and fees on deposit accounts	4,959	1,937	194
Mortgage banking	2,265	3,164	225
Government-guaranteed lending	5,586	3,061	98
Bank-owned life insurance	1,226	760	70
Gain on sales of available for sale securities	1,215	1,251	—
Gain on acquisition	7,773	—	—
Other	2,156	1,154	70
Total non-interest income	25,180	11,327	657
Non-interest expense
Salaries and employee benefits	36,486	21,249	1,737
Occupancy and equipment	9,052	4,868	396
Data processing	3,920	2,381	212
FDIC insurance premiums	1,486	927	141
Professional services	2,789	2,609	144
Foreclosed asset expense	473	1,303	11
Loan, collection, and repossession expense	2,964	1,523	162
Advertising and business development	1,185	1,083	73
Printing, postage, and supplies	1,111	786	47
Merger and conversion costs	14,638	3,164	78
Other	6,508	3,317	235
Total non-interest expense	80,612	43,210	3,236
Income before income taxes	9,188	307	799
Income tax expense (benefit)	2,014	(3,486)	270
Net income	7,174	3,793	529
Dividends and accretion on preferred stock	2,493	1,346	122
Net income available to common stockholders	$4,681	$2,447	$407

NET INCOME PER COMMON SHARE
Basic	$0.11	$0.07	$0.01
Diluted	$0.11	$0.07	$0.01

WEIGHTED AVERAGE COMMON SHARES
Weighted average common shares outstanding - basic	43,578,793	35,724,513	35,511,770
Weighted average common shares outstanding - diluted	43,742,195	35,796,731	35,534,050

	Successor Company		Predecessor Company
(Dollars in thousands, except per share data)	Year Ended December 31, 2013	Period from February 1 to December 31, 2012	Period from January 1 to January 31, 2012

PERFORMANCE RATIOS
Return on average assets	0.40%	0.39%	0.58%
Return on average equity	3.28%	2.41%	3.67%
Tax equivalent yield on earning assets	4.98%	5.12%	5.35%
Cost of interest-bearing liabilities	0.62%	0.86%	0.95%
Tax equivalent net interest margin	4.43%	4.40%	4.55%
Efficiency ratio	84.62%	88.77%	76.50%
Net loan charge-offs	0.20%	0.37%	—%

Reconciliation of GAAP to Non-GAAP

NET OPERATING EARNINGS
Net income (GAAP)	$7,174	$3,793	$529
Securities gains	(1,215)	(1,251)	—
Gain on acquisition	(7,773)	—	—
Merger and conversion costs	14,638	3,164	78
Income tax effect of adjustments	(5,175)	(185)	(30)
Deferred tax asset valuation allowance reversal	—	(3,300)	—
Deferred tax asset revaluation from reduction in state income tax rates	1,218	—	—
Net operating earnings (Non-GAAP)	8,867	2,221	577
Dividends and accretion on preferred stock	2,493	1,346	122
Net operating earnings available to common stockholders (Non-GAAP)	$6,374	$875	$455

OPERATING EARNINGS PER COMMON SHARE
Basic (Non-GAAP)	$0.15	$0.02	$0.01
Diluted (Non-GAAP)	$0.15	$0.02	$0.01

PRE-TAX, PRE-PROVISION OPERATING EARNINGS
Net income (GAAP)	$7,174	$3,793	$529
Provision for loan losses	5,469	5,159	195
Income tax expense (benefit)	2,014	(3,486)	270
Pre-tax, pre-provision income	14,657	5,466	994
Securities gains	(1,215)	(1,251)	—
Gain on acquisition	(7,773)	—	—
Merger and conversion costs	14,638	3,164	78
Pre-tax, pre-provision operating earnings (Non-GAAP)	$20,307	$7,379	$1,072

OPERATING NON-INTEREST INCOME
Non-interest income (GAAP)	$25,180	$11,327	$657
Gain on acquisition	(7,773)	—	—
Operating non-interest income (Non-GAAP)	$17,407	$11,327	$657

OPERATING NON-INTEREST EXPENSE
Non-interest expense (GAAP)	$80,612	$43,210	$3,236
Merger and conversion costs	(14,638)	(3,164)	(78)
Operating non-interest expense (Non-GAAP)	$65,974	$40,046	$3,158

OPERATING EFFICIENCY RATIO
Efficiency ratio (GAAP)	84.62%	88.77%	76.50%
Effect to adjust for gain on acquisition	7.51%	—%	—%
Effect to adjust for merger and conversion costs	(16.73)%	(6.50)%	(1.84)%
Operating efficiency ratio (Non-GAAP)	75.40%	82.27%	74.66%

QUARTERLY BALANCE SHEETS

	Ending Balances
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Assets
Cash and due from banks	$29,080	$37,681	$29,264	$11,020	$15,735
Interest-earning deposits with banks	71,699	47,954	57,689	4,092	7,978
Federal funds sold	—	—	855	29,125	26,750
Investment securities available for sale	404,388	403,900	376,536	154,634	136,311
Investment securities held to maturity	500	208	200	194	180
Loans held for sale	8,663	7,216	21,009	8,671	16,439
Loans	1,389,666	1,353,550	1,324,171	794,623	763,416
Allowance for loan losses	(7,043)	(7,034)	(6,425)	(5,527)	(3,998)
Net loans	1,382,623	1,346,516	1,317,746	789,096	759,418
Federal Home Loan Bank stock	8,929	8,029	6,904	2,382	2,307
Premises and equipment, net	44,875	42,306	43,052	17,885	17,351
Bank-owned life insurance	33,148	32,896	32,642	20,138	19,976
Foreclosed assets	10,823	11,806	11,632	4,752	5,837
Deferred tax asset, net	54,622	55,715	58,854	37,525	36,659
Goodwill	26,254	26,254	26,254	26,254	26,254
Other intangible assets, net	5,883	6,113	6,343	2,266	2,376
Accrued interest receivable and other assets	38,461	19,557	20,088	8,008	11,654
Total assets	$2,119,948	$2,046,151	$2,009,068	$1,116,042	$1,085,225

Liabilities
Deposits:
Non-interest demand	$220,659	$208,736	$197,229	$73,756	$71,613
Interest-bearing demand	351,921	339,973	344,515	188,463	188,843
Money market and savings	467,814	458,214	482,672	270,994	260,966
Time	634,915	615,616	630,283	370,710	351,800
Total deposits	1,675,309	1,622,539	1,654,699	903,923	873,222
Short-term borrowings	126,500	100,500	68,002	6,000	7,500
Long-term debt	72,921	75,880	45,341	28,902	19,864
Accrued interest payable and other liabilities	12,919	16,259	11,621	4,818	10,698
Total liabilities	1,887,649	1,815,178	1,779,663	943,643	911,284

Stockholders’ equity
Preferred stock, series A, no par value	24,894	24,833	24,774	24,715	24,657
Preferred stock, series B, no par value	17,891	17,776	17,663	—	—
Common stock, $0.001 par value	46	46	46	36	36
Common stock warrant	1,457	1,457	1,457	1,325	1,325
Additional paid-in capital	188,908	188,658	188,408	147,738	147,510
Retained earnings (accumulated deficit)	3,276	724	(52)	(2,578)	(1,405)
Accumulated other comprehensive income (loss)	(4,173)	(2,521)	(2,891)	1,163	1,818
Total stockholders' equity	232,299	230,973	229,405	172,399	173,941
Total liabilities and stockholders' equity	$2,119,948	$2,046,151	$2,009,068	$1,116,042	$1,085,225

Supplemental information on components of accumulated other comprehensive income (loss):
Investment securities available for sale, net of tax	$(6,553)	$(4,430)	$(5,115)	$1,374	$2,085
Cash flow hedges, net of tax	2,380	1,909	2,224	(211)	(267)
Total accumulated other comprehensive income (loss)	$(4,173)	$(2,521)	$(2,891)	$1,163	$1,818

	Ending Balances
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2013	2013	2013	2013	2012

COMMON SHARE DATA
Book value per common share	$4.12	$4.09	$4.06	$4.13	$4.18
Tangible book value per common share	$3.42	$3.39	$3.35	$3.33	$3.37
Ending shares outstanding	46,037,685	46,037,808	46,038,808	35,779,127	35,754,247

CAPITAL RATIOS
Tangible equity to tangible assets	9.59%	9.86%	9.96%	13.23%	13.75%
Tangible common equity to tangible assets	7.54%	7.75%	7.81%	10.96%	11.42%
VantageSouth Bank:
Tier 1 leverage ratio	10.16%	9.95%	8.26%	11.08%	11.45%
Tier 1 risk-based capital ratio	11.85%	11.78%	10.22%	13.13%	13.66%
Total risk-based capital ratio	12.70%	12.66%	11.11%	14.58%	14.96%

ASSET QUALITY DATA
Non-performing loans	$20,925	$18,911	$15,116	$11,792	$12,770
Foreclosed assets	10,823	11,806	11,632	4,752	5,837
Total non-performing assets	$31,748	$30,717	$26,748	$16,544	$18,607

Allowance for loan losses to loans	0.51%	0.52%	0.49%	0.70%	0.52%
Non-performing loans to total loans	1.51%	1.40%	1.14%	1.48%	1.67%
Non-performing assets to total assets	1.50%	1.50%	1.33%	1.48%	1.71%
Restructured loans not included in categories above	$534	$542	$550	$558	$104

Reconciliation of GAAP to Non-GAAP

ADJUSTED ALLOWANCE FOR LOAN LOSSES
Allowance for loan losses (GAAP)	$7,043	$7,034	$6,425	$5,527	$3,998
Net acquisition accounting fair value discounts to loans	31,152	34,264	42,783	14,688	16,633
Adjusted allowance for loan losses	38,195	41,298	49,208	20,215	20,631
Loans	$1,389,666	$1,353,550	$1,324,171	$794,623	$763,416
Adjusted allowance for loan losses to loans (Non-GAAP)	2.75%	3.05%	3.72%	2.54%	2.70%

TANGIBLE COMMON EQUITY
Total stockholders' equity (GAAP)	$232,299	$230,973	$229,405	$172,399	$173,941
Less: Preferred stock	42,785	42,609	42,437	24,715	24,657
Less: Goodwill and other intangible assets, net	32,137	32,367	32,597	28,520	28,630
Tangible common equity (Non-GAAP)	$157,377	$155,997	$154,371	$119,164	$120,654

QUARTERLY NET INTEREST MARGIN ANALYSIS

	Three months ended December 31, 2013			Three months ended September 30, 2013			Three months ended December 31, 2012
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$1,380,008	$20,206	5.81%	$1,361,340	$20,348	5.93%	$749,053	$10,898	5.79%
Investment securities	411,598	2,363	2.28	381,684	1,849	1.92	147,188	923	2.49
Federal funds and other interest-earning assets	34,317	19	0.22	55,984	33	0.23	36,791	20	0.22
Total interest-earning assets	1,825,923	22,588	4.91%	1,799,008	22,230	4.90%	933,032	11,841	5.05%
Non-interest-earning assets	232,167			220,220			132,629
Total assets	$2,058,090			$2,019,228			$1,065,661

Liabilities and Equity
Interest-bearing demand	$340,635	167	0.19%	$335,653	156	0.18%	$159,071	$120	0.30%
Money market and savings	464,586	342	0.29	475,985	332	0.28	250,625	343	0.54
Time deposits	619,849	1,152	0.74	627,874	1,133	0.72	361,557	846	0.93
Total interest-bearing deposits	1,425,070	1,661	0.46	1,439,512	1,621	0.45	771,253	1,309	0.68
Short-term borrowings	102,823	65	0.25	72,068	46	0.25	4,511	10	0.88
Long-term debt	73,840	1,048	5.63	62,347	654	4.16	22,517	279	4.93
Total interest-bearing liabilities	1,601,733	2,774	0.69%	1,573,927	2,321	0.59%	798,281	1,598	0.80%
Non-interest-bearing deposits	210,530			203,427			86,266
Other liabilities	12,051			10,714			7,459
Total liabilities	1,824,314			1,788,068			892,006
Stockholders’ equity	233,776			231,160			173,655
Total liabilities and stockholders’ equity	$2,058,090			$2,019,228			$1,065,661

Net interest income, taxable equivalent		$19,814			$19,909			$10,243
Interest rate spread			4.22%			4.31%			4.25%
Tax equivalent net interest margin			4.31%			4.39%			4.37%

Percentage of average interest-earning assets to average interest-bearing liabilities			114.00%			114.30%			116.88%
* Taxable equivalent basis

YEAR-TO-DATE NET INTEREST MARGIN ANALYSIS

	Successor Company						Predecessor Company
	Year ended December 31, 2013			Period from February 1, 2012 to December 31, 2012			Period from January 1, 2012 to January 31, 2012
	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets:
Loans	$1,210,102	$71,627	5.92%	$727,339	$39,717	5.97%	$730,387	$3,807	6.15%
Investment securities	331,459	7,038	2.12%	164,113	3,990	2.66%	180,220	419	2.74%
Federal funds and other interest-earning assets	40,911	89	0.22%	42,603	85	0.22%	23,719	4	0.20%
Total interest-earning assets	1,582,472	78,754	4.98%	934,055	43,792	5.12%	934,326	4,230	5.35%
Non-interest-earning assets	204,522			127,572			134,240
Total assets	$1,786,994			$1,061,627			$1,068,566

Liabilities and Equity:
Interest-bearing demand	$298,292	645	0.22%	$149,394	540	0.39%	$172,363	109	0.75%
Money market and savings	422,543	1,362	0.32%	236,735	1,333	0.62%	184,716	96	0.61%
Time deposits	557,853	4,195	0.75%	373,337	3,213	0.94%	404,999	325	0.95%
Total interest-bearing deposits	1,278,688	6,202	0.49%	759,466	5,086	0.73%	762,078	530
Short-term borrowings	60,098	165	0.27%	3,351	19	0.62%	968	—	—%
Long-term debt	51,239	2,285	4.46%	22,966	1,065	5.07%	24,217	103	5.02%
Total interest-bearing liabilities	1,390,025	8,652	0.62%	785,783	6,170	0.86%	787,263	633	0.95%
Non-interest-bearing deposits	168,597			97,250			107,156
Other liabilities	9,541			6,858			4,184
Total liabilities	1,568,163			889,891			898,603
Stockholders’ equity	218,831			171,736			169,963
Total liabilities and stockholders’ equity	$1,786,994			$1,061,627			$1,068,566

Net interest income, taxable equivalent		$70,102			$37,622			$3,597
Interest rate spread			4.36%			4.26%			4.40%
Tax equivalent net interest margin			4.43%			4.40%			4.55%

Percentage of average interest-earning assets to average interest-bearing liabilities			113.84%			118.87%			118.68%
* Taxable equivalent basis